UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number  001-15923
                                                                      ----------


KRAMONT REALTY TRUST
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                    (Exact name of registrant as specified in its charter)

PLYMOUTH PLAZA, 580 WEST GERMANTOWN PIKE, PLYMOUTH MEETING, PA, 19462;
(610) 825-7100
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST, PAR VALUE $.01 PER SHARE

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            (Title of each class of securities covered by this Form)

(1) COMMON SHARES OF BENEFICIAL INTEREST, PAR VALUE $.01 PER SHARE; (2) SERIES B-1 CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED SHARES OF BENEFICIAL INTEREST, PAR VALUE $.01 PER SHARE; (3) SERIES E CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST, PAR VALUE $.01 PER SHARE
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)   |X|               Rule 12h-3(b)(1)(i)   [ ]
               Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(ii)  [ ]               Rule 12h-3(b)(2)(ii)  [ ]
                                                       Rule 15d-6            [ ]

        Approximate number of holders of record as of the certification or notice date: 0
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        Pursuant to the  requirements  of the  Securities  Exchange  Act of 1934
Kramont Realty Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 30, 2004             By:  /s/Carl E. Kraus
       ----------------------            ---------------------------------------
                                            Carl E. Kraus
                                            Senior Vice President - CFO